Exhibit 35.5

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Private Label Credit Card Master Note Trust (USA) I
Series 2007-1, Class A Notes; Series 2007-1, Class B Notes

I, Jennifer Strybel, Director and Centre Manager – GSC Manila 1 of HSBC Electronic Data Processing (Philippines) Inc. (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.05 of the Amended and Restated Transfer and Servicing Agreement, dated as of August 11, 2006 amending and restating in full the Transfer and Servicing Agreement dated as of June 12, 2001 (the “Agreement”), among HSBC Funding (USA) Inc. V, as Transferor, HSBC Finance Corporation, as Servicer, Wilmington Trust Company, as Owner Trustee of the HSBC Private Label Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from January 1, 2009 through December 31, 2009 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 12th day of March 2010.

.

HSBC Electronic Data Processing

(Philippines) Inc.

By:	/s/ Jennifer Strybel
Name:	Jennifer Strybel
Title:	Director and Centre
Manager – GSC Manila 1